                                                                    Exhibit 11.1

                           UNIVERSAL ELECTRONICS INC.
                        COMPUTATION OF PER SHARE EARNINGS



                                            Three Months Ended
                                      --------------------------
                                                March 31,
                                      --------------------------
                                         1997            1996
                                      -----------    -----------
Common stock
 outstanding, beginning
 of period                              6,372,025      6,750,898
                                      -----------    -----------
Weighted average common
 stock outstanding from
 exercise of stock options,
 treasury stock purchases
 and employee benefit plan                (59,352)         7,476
                                      -----------    -----------
Weighted average common
 stock outstanding                      6,312,673      6,758,374
                                      ===========    ===========
Net income (loss)
 attributable to common
 stockholders                         $  (280,786)   $  (570,152)
                                      ===========    ===========
Net income (loss) per
 common and common stock
 equivalents                          $     (0.04)   $     (0.08)
                                      ===========    ===========


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